XA Investments to Become Investment Adviser to Madison Investments Closed-End Fund and Will Retain Madison Investments as Portfolio Manager

Reflects Increasing Investor Demand for Equity Income Funds

Chicago, Illinois, July [16], 2024 – XA Investments (XAI), an alternative investment management and consulting firm, announced the pending transaction, by which XAI will become investment adviser to the Madison Covered Call & Equity Strategy Fund (NYSE: MCN), a $146 million listed closed-end fund. The agreement between XAI and MCN is subject to approval by MCN shareholders. Notably, Madison Investments will maintain portfolio management responsibilities as sub-adviser to MCN, also subject to approval by MCN shareholders.

XAI is committed to providing investors with access to institutional-caliber investments. The acquisition would expand the number of closed-end funds currently on the XAI platform to three - XAI Octagon Floating Rate & Alternative Income Trust (NYSE: XFLT), Octagon XAI CLO Income Fund (OCTIX) and Madison Covered Call and Equity Strategy Fund. XAI continues to seek additional opportunities consistent with its mission of providing better products with better portfolio outcomes for investors.

Portfolio manager, Ray Di Bernardo, who has managed MCN for 20 years, said “We are excited to continue to deliver lower volatility and strong cash flows to our shareholders. Partnering with XAI will allow us to focus on investment management, ensuring that the best interests of MCN’s shareholders are upheld. It will enable Madison Investments to pursue its strategic growth priorities, including an investment lineup of separately managed accounts, open-end mutual funds, and active ETFs.”

“I am pleased to welcome Madison Investments to the XAI closed-end fund platform,” said Kimberly Flynn, President of XAI. I believe that XAI can deliver three primary benefits to the shareholders of the Madison Covered Call & Equity Strategy Fund: (1) superior growth in assets under management and scale efficiencies; (2) continuity of the existing portfolio management team; and (3) enhanced investor relations.”

As noted above, XAI’s appointment as investment adviser to MCN is subject to shareholder approval and is expected to occur in the fourth quarter of 2024.

About XA Investments
XA Investments LLC (“XAI”) is a Chicago-based firm founded by XMS Capital Partners in 2016. XAI serves as the investment adviser for both a listed closed-end fund and an interval closed-end fund, respectively the XAI Octagon Floating Rate & Alternative Income Trust (NYSE: XFLT) and the Octagon XAI CLO Income Fund (OCTIX).
In addition to investment advisory services, the firm also provides investment fund structuring and consulting services focused on registered closed-end funds to meet institutional client needs. XAI offers custom product build and consulting services, including product development and market research, sales, marketing and fund management.
XAI believes that the investing public can benefit from new vehicles to access a broad range of alternative investment strategies and managers. XAI provides individual investors with access to institutional-caliber alternative managers. For more information, please visit www.xainvestments.com.

About Madison Investments
Madison Investments is an independent investment management firm based in Madison, WI. The firm was founded in 1974, has approximately $26 billion in assets under management as of March 31, 2024, and is recognized as one of the nation’s top investment firms. Madison Investments offers domestic fixed income, U.S. and international equity, covered call, multi-asset, insurance, and credit union investment management strategies.

“Madison” and/or “Madison Investments” is the unifying tradename of Madison Investment Holdings, Inc., Madison Asset Management, LLC, and Madison Investment Advisors, LLC. Madison Funds are distributed by MFD Distributor, LLC. Madison is registered as an investment adviser with the U.S. Securities and Exchange Commission. MFD Distributor, LLC is registered with the U.S. Securities and Exchange Commission as a broker-dealer and is a member firm of the Financial Industry Regulatory Authority (www.finra.org).

Important Additional Information and Where to Find It

MCN has filed a preliminary proxy statement and intends to file the definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the proposed acquisition and solicitation of proxies at a forthcoming special meeting of shareholders of MCN in the fourth quarter of 2024 (the “2024 Special Meeting”). Prior to the 2024 Special Meeting, MCN will file with the SEC and subsequently distribute to MCN shareholders of record as of July 22, 2024, the Proxy Statement together with a proxy card. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the Proxy Statement, any amendments or supplements thereto and any other documents (including the proxy card) when filed by MCN with the SEC in connection with the 2024 Special Meeting at the SEC’s website (http://www.sec.gov) or at the website disclosed in the Proxy Statement.

The Fund’s shareholders will be able to obtain copies of the definitive proxy statement and accompanying materials, when available, by calling the Fund’s proxy agent toll-free at 1-866-679-6748.